Exhibit (d)(1)(xxxix)

AMENDMENT NO. 5

TO THE

INVESTMENT MANAGEMENT AGREEMENT

AMENDMENT NO. 5 to the Investment Management Agreement (“Amendment No. 5”), effective as of October 9, 2009 between EQ Advisors Trust, a Delaware statutory trust (the “Trust”) and AXA Equitable Life Insurance Company, a New York stock life insurance company (“AXA Equitable”).

The Trust and AXA Equitable agree to modify and amend the Investment Management Agreement, dated as of May 1, 2007, as amended, between the Trust and AXA Equitable (the “Agreement”), as follows:

1.	Removed Portfolios. The following Portfolios of the Trust are hereby deleted in their entirety from the Agreement: Crossings Aggressive Allocation Portfolio, Crossings Conservative Allocation Portfolio, Crossings Conservative-Plus Allocation Portfolio, Crossings Moderate Allocation Portfolio and Crossings Moderate-Plus Allocation Portfolio.

2.	Appendix A. Appendix A to the Agreement, which sets forth the Portfolios of the Trust for which AXA Equitable is appointed as the investment manager, is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 5 as of the date first above set forth.

EQ ADVISORS TRUST		AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Brian Walsh	By:	/s/ Steven M. Joenk
	Brian Walsh		Steven M. Joenk
	Chief Financial Officer and Treasurer		Senior Vice President

APPENDIX A

TO THE

INVESTMENT MANAGEMENT AGREEMENT

Portfolio	Management Fee

EQ/Franklin Templeton Allocation Portfolio	0.05% of the average daily net assets of the Portfolio.

AXA Balanced Strategy Portfolio

AXA Conservative Growth Strategy Portfolio

AXA Conservative Strategy Portfolio

AXA Moderate Growth Strategy Portfolio

AXA Growth Strategy Portfolio

(collectively, the “Strategic Allocation Portfolios”)

0.10% of the average daily net assets of the Strategic Allocation Portfolios.